Exhibit 10.28

PURCHASE AND SALE AGREEMENT

(Soundview Estates Phase 6)

This PURCHASE AND SALE AGREEMENT ("Agreement") is made as of November ___, 2020 (the "Effective Date"), by Lennar Northwest, Inc., a Delaware corporation ("Buyer"), and Harbor Custom Development, Inc. (formerly Harbor Custom Homes, Inc.), a Washington corporation ("Seller"). For good, valuable, and sufficient consideration received, Buyer and Seller hereby agree as follows:

1. Key Provisions.

1.1 Sale of the Property. Seller shall sell to Buyer and Buyer shall purchase from Seller that certain real property located in the County of Kitsap (the "County"), State of Washington, and legally described on attached Exhibit "A" (the "Real Property"), commonly known as Lots 1 through 22, and 79 through 106 of Soundview Estates, totaling fifty (50) Lots, together with all of Seller's interest, if any, in the Improvements, Personal Property, and the Intangibles. The Real Property, the Improvements, the Personal Property, and the Intangibles are hereinafter referred to collectively as the "Property".

1.2 Price. The purchase price for the Property is One Hundred Forty Thousand and No/100 Dollars ($140,000.00) per Lot for a total of Seven Million and No/100 Dollars ($7,000,000.00) (the "Purchase Price"). The Purchase Price shall be paid by Buyer as set forth in more detail herein at the Closing.

1.3 Deposit. Within five (5) business days after the Effective Date, Buyer shall deliver to Escrow Agent a promissory note substantially in the form attached as Exhibit "E", payable to Seller in the amount of Eight Hundred Seventy-five Thousand and No/100 Dollars ($875,000.00) (the "Deposit"), which shall be converted to cash and deposited with Escrow Agent within two (2) business days after expiration of the Approval Period if this Agreement is not terminated by Buyer prior to expiration of the Approval Period. The Deposit shall be nonrefundable, except as otherwise provided in this Agreement. Escrow Agent is instructed to release the Deposit to Buyer, if this Agreement is terminated by Buyer during the Approval Period. Escrow Agent is instructed to release the cash Deposit to Seller upon: (i) Buyer's approval of the Review, (ii) Seller's execution and delivery to Escrow Agent of a LPB-22 form of Deed of Trust (the "Deed of Trust") securing the obligation of Seller to return the Deposit if and to the extent Seller is obligated to do so pursuant to the terms of this Agreement, and (iii) Escrow Agent's recording of the Deed of Trust against the Property in a second-lien position, subject only to the Permitted Exceptions. In the event Buyer exercises its right to terminate this Agreement or Buyer refuses to close for any other reason, Buyer shall, within five (5) days of receipt of a written request from Seller, promptly execute a request for full reconveyance of the Deed of Trust. The Deposit shall be credited against the Purchase Price at Close of Escrow.

1.4 Approval Period. Buyer shall have until 6:00 p.m. (Pacific Time) on December 28, 2020 (the "Approval Period") to approve the Review.

1.5 Close of Escrow. Escrow Agent shall close (the "Closing") the transaction on March 31, 2021.

1.6 Escrow and Title. "Escrow Agent" means Chicago Title Insurance Company, 3002 Colby Avenue, Suite 200, Everett, WA 98201, Attn: Katie Brazel, telephone: 425-259-8992, email: katie.brazel@ctt.com, and "Escrow" means the escrow opened with Escrow Agent with respect to this Agreement. "Title Company" means Chicago Title Insurance Company. Escrow shall be deemed open on the Effective Date. "Close of Escrow" shall mean the exchange of money and documents as described herein and will be deemed to have occurred when the Deed for the Real Property has been recorded, the Title Company is irrevocably and unconditionally committed to issue the Title Policy, and Buyer has delivered the Purchase Price (less the Deposit) in immediately available funds to the Escrow Agent.

1.7 Broker. Ron Branch, Branch Marketing, is a licensed broker representing Seller ("Broker"). Sterling Griffin, the President of Seller, is also a licensed Broker in the state of Washington. If a Closing occurs, Seller shall be responsible for paying a commission to Broker pursuant to a separate agreement between them.

1.8 Holdback. In the event the Lots are not Finished Lots by March 31, 2021 in accordance with Section 2.3 hereof, Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) of the Purchase Price (the "Holdback Amount") shall be retained by Escrow Agent and not disbursed to Seller at Closing. Seller shall have thirty (30) days after Closing to complete the Lots. If, by the end of the thirty (30) day period immediately following Closing Seller has not completed the Lots so that they are Finished Lots, Buyer may thereafter complete the Lots through a licensed contractor and Seller shall assign to Buyer the applicable contracts as required to complete the Lots. Buyer shall be entitled to receive from the Holdback Amount actual, third-party out-of-pocket costs incurred by Buyer in good faith in completing the Lots plus twenty percent (20%) ("Buyer's Self-Help Costs"). Buyer's Self-Help Costs shall be disbursed by Escrow Agent to Buyer and the remainder, if any, being paid to Seller when the Lots are complete. If Seller completes the Lots in the thirty (30) day period after Closing, the entirety of the Holdback Amount shall be returned to the Seller.

2. Due Diligence.

2.1 Materials. Within five (5) days after the date of this Agreement, Seller shall deliver or make available to Buyer, at no cost to Buyer, complete copies of those materials identified in Exhibit "F" relating to the use, ownership, condition, operation, development, or marketing of the Property that are in the possession of or controlled by Seller, including without limitation all preliminary plans, engineering and soils reports, title policies, surveys, maps, environmental inspections and reports, hazardous waste reports, grading, street, storm drain, sewer, water, landscape and irrigation plans, architectural plans, as-built plans for all constructed improvements, feasibility studies, and consultant agreements (collectively the "Materials"). Seller will attempt to provide to Buyer any additional materials concerning the ownership and development of the Property that are reasonably requested by Buyer, provided that such materials are not confidential or subject to a privilege.

2.2 Access. Seller hereby grants to Buyer, its employees, agents, contractors, and nominees, the right to enter onto the Property to conduct such engineering, soils, geological, surveying, environmental investigation and assessment, and other tests as Buyer desires. Buyer shall provide Seller with notice by email or telephone prior to conducting any testing on the Property that is more invasive than common geotechnical testing and a Phase I environmental assessment. Within

two (2) business days following receipt of Buyer's notice if required by the preceding sentence, Seller may notify Buyer that it will require a meeting (which may be a telephonic or virtual meeting upon the agreement of the parties) with Buyer and Buyer's consultants who will be performing the testing prior to the commencement of the testing to review Buyer's plan for the time, place, manner and methods of testing, which meeting shall take place within two (2) business days following Seller's request for a meeting (as may be extended in Buyer's discretion). Seller shall have the right to have a representative present during any testing for which prior notice from Buyer is required to be given. Buyer shall provide Seller with copies of the results of all such testing (but not any proprietary or confidential analysis thereof) upon request of Seller. Buyer shall: (a) indemnify, defend, protect, and hold harmless Seller and the Property from and against all liability, lien, damage, and cost (including attorneys' fees) to the extent caused by Buyer's entry, except for (i) any loss, lien, liability, cost, or expense to the extent arising from or related to the acts or omissions of Seller; (ii) any diminution in value of the Property arising from or relating to matters discovered by Buyer during its investigation; (iii) any latent defects discovered by Buyer; or (iv) the release or spread of any hazardous materials which are discovered on or under the Property by Buyer except to the extent deposited, released, or spread by Buyer's actions; (b) promptly repair any damage to the Property caused by Buyer's entry; and (c) at Seller's request, deliver to Seller a certificate or other reasonable proof evidencing that Buyer has a commercial general liability insurance policy written on an occurrence basis with combined single limits liability for personal injury and property damage of not less than One Million and No/100 Dollars ($1,000,000.00). Seller hereby authorizes Seller's surveyors, engineers, and other consultants to communicate with Buyer regarding Buyer's investigation and assessment of the Property.

2.3 Entitlements. Seller has obtained Site Plan Approval from the City of Bremerton, approving the reconfiguration or replatting of the Property into two hundred forty (240) single-family residential lots (individually a "Lot" and collectively the "Lots") as shown on Exhibit "D" attached hereto (the "Approved Lot Layout"). Following Site Plan Approval, Seller recorded a Boundary Line Adjustment which provided for the reconfiguration of the Property based upon the Approved Lot Layout. Seller has also obtained a Site Development Permit from the City of Bremerton for the Property (the "Site Development Permit"). Buyer shall prepare the CC&Rs and the HOA bylaws in the form previously approved by Seller and the City of Bremerton. Prior to the Closing, Seller shall complete all improvements required by all applicable governmental agencies, and the Lots shall be finished as provided in this Section 2.3. Seller shall cause the Lots as provided herein to be Finished Lots not later than March 31, 2021. The Lots shall be deemed to be "Finished Lots" when Seller has provided Buyer with written notice that Seller has completed all of the following conditions and Buyer has approved completion of such conditions, which approval shall not be unreasonable withheld:

2.3.1 All roads, utilities and other conditions set forth in the Site Development Permit, including but not limited to Lot, common area, and off-site improvements required have been fully constructed and completed according to the approved Site Development Permit, have been approved by all applicable governmental agencies, and all conditions of approval have been satisfied, such that building permits may be issued upon satisfaction of all applicable conditions to construction of single family homes on each Lot. The posting of a completion bond for incomplete work does not constitute completion of the improvement and acceptance by the jurisdiction.

2.3.2 All Lot corners have been staked and monumented, addresses have been issued, and

mailboxes have been installed. All fees and exactions have been paid, including but not limited to grading and inspection fees, costs for bonds, development impact fees, district fees, and capacity or connection fees, but excluding amounts paid for building plan check and building permits and impact fees associated with building permit issuance.

2.3.3 Lots have been graded in compliance with the approved grading plan and do not contain more than six (6) inches of soil which is not suitable for structural support of conventional spread footings. All structural fill on the Property has been compacted to current I.R.C. standards and to applicable City of Bremerton standards and certified by the licensed geotechnical engineer of record. Lots have been graded with rockeries installed, pad elevations at correct grades, and slopes constructed as designed and stabilized.

2.3.4 All utilities are unconditionally one hundred percent (100%) complete and ready for immediate issuance of permits, connection, and use (upon payment of applicable connection charges required as a condition to the issuance of building permits for individual Lots, which shall be the responsibility of Buyer). Utilities are defined as public drinking water, storm sewer, public sanitary sewer, natural gas, telephone, cable television, and underground power. All utility services are activated. Water, sanitary sewer, storm sewer, and power are located on the Lots with a stake or obvious means of location on each Lot. Buyer shall be provided with agency-approved as-built drawings showing the actual location of utility services. Sanitary sewer and storm sewer stub outs are extended into the Lot to a point that is at least five (5) feet beyond the public utility easements, or the back of the sidewalk, whichever distance is greater. Storm and sanitary sewer systems gravity flow from the building pad of each Lot.

2.3.5 The water system serving the Lots has been approved by the fire district and turned over to the water district.

2.3.6 The Lots are clear of all construction debris, stock piled material, chip piles, and junk trees that are not being used to benefit the Plat.

2.3.7 Street lights for streets serving the Property are installed and activated, sidewalks, curbs and gutters, alleys, handicap ramps, driveway approaches, curb cuts, and roads are complete and paved, and street signs are installed in accordance with the requirements of the local governing jurisdiction.

2.3.8 Buyer has inspected the Lots with a representative of Seller for the purpose of locating utilities, corner stakes, identifying any defects in the concrete work, and approving completion of the conditions contained in this Section 2.3. Seller shall repair any defects noted at the inspection prior to the Closing.

2.4 Title Review.

2.4.1 Seller shall cause Title Company to deliver to Buyer within five (5) business days after the Effective Date a current preliminary title report for the Real Property and copies of all documents referred to therein ("Title Report"). Buyer's obligation to purchase the Property is contingent upon Buyer's approval of all matters affecting title to or use of the Real Property ("Title Matters") in Buyer's sole and absolute discretion in writing on or before the date which is ten (10) days before the

expiration of the Approval Period. If Buyer does not give written notice to Seller of Buyer's approval or disapproval of the Title Matters within said time-period, then Buyer shall be deemed to have disapproved all Title Matters. If Buyer gives written notice to Seller of Buyer's disapproval of any Title Matters within said time-period or is deemed to have disapproved all Title Matters, Seller shall give written notice to Buyer within ten (10) days thereafter of: (a) Seller's elimination of or agreement to eliminate those disapproved matters; (b) Seller's agreement to provide at Seller's sole expense such title insurance endorsements relating thereto as are acceptable to Buyer in Buyer's sole and absolute discretion prior to the Close of Escrow; or (c) Seller's refusal to eliminate the disapproved matters. If Seller gives Buyer written notice pursuant to clause (c), or fails to give written notice to Buyer pursuant hereto, this Agreement shall terminate upon the expiration of the Approval Period unless Buyer waives its prior disapproval by approving the Review prior to the expiration of the Approval Period pursuant to Section 2.5 below. All title matters approved or waived in writing by Buyer shall be the "Permitted Exceptions."

2.4.2 If there are any new matters of title affecting the Real Property as shown in any updated or supplemental title report delivered to Buyer after the expiration of the title review period described above ("Supplemental Title Matters"), Buyer shall have ten (10) days from the date Buyer receives written notice from the Title Company or Seller of any Supplemental Title Matters, together with a copy of the recorded documents, to disapprove any Supplemental Title Matters by written notice to Seller and Escrow Agent specifying the Supplemental Title Matters which are disapproved by Buyer. Seller shall have five (5) business days after receipt of Buyer's written disapproval notice to give Buyer written notice of: (a) Seller's elimination of or agreement to eliminate those disapproved matters; (b) Seller's agreement to provide at Seller's sole expense such title insurance endorsements relating thereto as are acceptable to Buyer in Buyer's sole and absolute discretion prior to the Close of Escrow; or (c) Seller's refusal to eliminate the disapproved matters. If Seller gives Buyer written notice pursuant to clause (c), or fails to give Buyer written notice to Buyer pursuant hereto, this Agreement shall terminate unless Buyer delivers written notice to Seller and Escrow Agent waiving its prior disapproval within five (5) business days of the date that Seller's written notice was due. Upon any such termination, Seller and Escrow Agent, as the case may be, shall promptly return to Buyer the Deposit and any interest accrued thereon in Escrow. If Buyer does not approve any Supplemental Title Matters within the ten (10) day period then Buyer shall be deemed to have disapproved them. Notwithstanding the foregoing, if a Supplemental Title Matter is a result of a Default by Seller, Buyer may exercise its remedies under Section 7.2.2. The Closing shall be delayed as necessary to allow the parties the full benefit of the above time-periods.

2.4.3 Notwithstanding the foregoing, Buyer need not disapprove any mortgages, deeds of trust, mechanic's liens, federal and state tax liens, and other monetary liens (other than non-delinquent real property taxes and assessments for the period following the Close of Escrow), as Seller shall cause all of said items to be eliminated at Seller's sole expense upon the time frames specified herein. Buyer will under no circumstances accept title endorsements related thereto in place of satisfaction and release of said liens.

2.5 Review. Buyer shall perform such investigations of the Property as Buyer desires (the "Review"). Buyer's obligation to purchase the Property is contingent upon Buyer's approval of the Review in Buyer's sole and absolute discretion on or before the expiration of the Approval Period. Buyer shall be deemed to have approved the Review if Buyer notifies Seller in writing prior to the expiration of the Approval Period. Buyer shall be deemed to have disapproved the Review if Buyer

does not notify Seller in writing prior to the expiration of the Approval Period. If Buyer disapproves the Review by giving written notice to Seller prior to the expiration of the Approval Period or if Buyer is deemed to have disapproved the Review, then the Deposit and the interest accrued thereon while held in Escrow, if any, shall be immediately paid to Buyer, the Agreement and the Escrow shall be terminated, and neither party shall have any further rights or obligations to the other party, except as otherwise provided herein.

2.6 CIC Approval. Notwithstanding any provision contained in this Agreement to the contrary, Buyer's obligations under this Agreement are contingent upon its receipt of the written approval of the Corporate Investment Committee of Lennar Corporation, a Delaware corporation ("CIC Approval"). CIC Approval shall be evidenced, if at all, by written notice to Seller and no waiver of CIC Approval shall be implied. In the event CIC Approval is not obtained prior to expiration of the Approval Period, this Agreement shall be null and void and any Deposit shall be forthwith returned to Buyer.

3. Conditions to Close. Buyer's obligation to close Escrow under this Agreement is subject to the satisfaction or waiver, prior to the Close of Escrow (unless otherwise provided), of the following conditions (and certain of the obligations of the parties with respect to such conditions are as follows):

3.1 Seller's Representations. Seller's representations and warranties set forth in Section 5.2 shall be true and correct as of the date of this Agreement and as of the Close of Escrow.

3.2 Seller's Deliveries and Default. Seller shall have delivered to Buyer and Escrow Agent all documents required to be delivered by Seller to Buyer and Escrow Agent, respectively, pursuant to the terms of this Agreement, Seller shall not be in Default, and no event shall have occurred which would constitute a Default by Seller but for the requirement that notice be given or time elapse or both.

3.3 Title. Buyer shall have approved the Title Matters as set forth in Section 2.4 and the Title Company shall have issued, or committed in writing to Buyer's reasonable satisfaction to issue, to Buyer a 2006 ALTA standard coverage form policy of title insurance with western regional exceptions with such endorsements required by Buyer, including extended coverage with liability and limits in the amount of the Purchase Price if so ordered by Buyer, insuring title to the Real Property as vested in Buyer in fee simple absolute, subject only to the Permitted Exceptions ("Title Policy").

3.4 Feasibility and Inspections. Buyer shall have approved its Review as set forth in Section 2.5, and the Lots shall be Finished Lots as described in Section 2.3.

3.5 Mechanic's Liens Releases. Seller shall have delivered to Title Company all lien releases, affidavits, and indemnities necessary for Title Company to eliminate from the Title Policy any exceptions for filed or unfiled mechanic's liens.

3.6 Material Changes. There shall not have been any change in the condition of the Property (other than to the extent caused by or consented to by Buyer), or any change in any laws applicable to the Property, after the date of this Agreement that in either case can reasonably be expected to have a material adverse impact on Buyer's ability to develop, construct homes on, market, or sell the Property.

3.7 Waiver of Conditions. The foregoing conditions are solely for the benefit of Buyer and may be waived only by Buyer. Buyer shall at all times have the right to waive any condition, which waiver or waivers must be in writing to be effective. Neither the waiver by Buyer of any condition nor the satisfaction of any condition shall relieve Seller of any liability or obligation as respects any representation, warranty, or covenant of Seller under this Agreement unless Buyer shall so agree in writing. All approvals and disapprovals given by Buyer under this Section (except disapprovals deemed to have been made by Buyer as described elsewhere herein) and any acknowledgments given by Buyer of the satisfaction or failure of any conditions set forth in this Section must be in writing to be effective. If a condition is not satisfied in the time-period specified above, Buyer may elect to either: (a) waive the condition and proceed to close the Property; or (b) terminate this Agreement by giving written notice thereof to Seller and Escrow Agent, whereupon the Deposit and all interest accrued thereon shall be immediately paid to Buyer, and neither party shall have any further rights or obligations to the other party, except such matters that expressly survive the Closing. Notwithstanding the foregoing, if a condition is not satisfied as a result of a Default by Seller, Buyer may exercise its remedies under Section 7.2.2. Additionally, if a condition is not satisfied as a result of a Default by Seller, Buyer may unilaterally elect to extend the Approval Period, the Closing Date, or both until Seller cures such Default.

4. Closing.

4.1 Instructions. This Agreement constitutes escrow instructions and shall be delivered to Escrow Agent upon full execution hereof.

4.2 Title. Seller shall convey fee simple title to the Real Property to Buyer by Statutory Warranty Deed (the "Deed"), subject only to the Permitted Exceptions which shall be enumerated thereon.

4.3 Seller's Deliveries. By such earlier date as specified herein but no later than one (1) business day prior to the Close of Escrow, provided Buyer is not in Default, Seller shall deposit into Escrow (signed and acknowledged, if applicable):

4.3.1 A Non-Foreign Affidavit in a form sufficient to exempt the transaction from the withholding provisions of the Foreign Investment in Real Property Act of 1980, as amended, establishing that Seller is not a "foreign person" as defined therein;

4.3.2 Real Estate Excise Tax Affidavit;

4.3.3 The Deed;

4.3.4 An assignment and bill of sale in the form attached hereto as Exhibit "C" (the "Assignment and Bill of Sale");

4.3.5 An Owner/Seller's affidavit in a form acceptable to the Title Company;

4.3.6 Copies of entity documents and resolutions approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with such other certificates or other evidences of authority as Title Company or Buyer may reasonably require; and

4.3.7 All other documents and funds required by this Agreement to be deposited by Seller.

4.4 Buyer's Deliveries. By the date which is one (1) business day prior to the Close of Escrow, provided Seller is not in Default, Buyer shall deposit into Escrow (signed and acknowledged, if applicable):

4.4.1 Good and immediately available funds in the amount of the Purchase Price, less the amount of the Deposit, plus Buyer's share of prorations, Escrow fees, and costs as provided herein;

4.4.2 The Real Estate Excise Tax Affidavit;

4.4.3 The Assignment and Bill of Sale; and

4.4.4 All other documents and funds required by this Agreement to be deposited by Buyer.

4.5 Recordation and Delivery. Upon the Close of Escrow, Escrow Agent shall cause the Deed to be recorded in the Official Records of the County Recorder and then deliver the documents and funds (less appropriate charges and any required withholding), as provided herein. Escrow Agent shall promptly provide conformed copies of all recorded documents to Seller and Buyer.

4.6 Costs. Seller shall pay the portion of the Title Policy premium equal to the premium for the standard coverage policy, one-half (1/2) of the Escrow fees, the real estate excise tax, the commission due to Broker, and the costs of Seller's other obligations in this Agreement. Buyer shall pay the recording cost to record the Deed, one-half (1/2) of the Escrow fees, any additional costs above the standard coverage premium for an extended coverage policy if so ordered by Buyer, and the costs of Buyer's other obligations in this Agreement.

4.7 Prorations. Real property taxes and current installments of assessments shall be prorated by Escrow Agent (based on a 365-day year) as of the Close of Escrow. Seller shall pay all real property taxes and installments of assessments applicable to the period prior to the Close of Escrow. Escrow Agent shall deduct an estimated amount based on the Escrow Agent's reasonable calculation of Seller's pro rata share of the real property taxes from Seller's proceeds ("Seller's Property Taxes") for the benefit of Buyer, for Buyer to pay Seller's Property Taxes after the Close of Escrow. Notwithstanding the above, Seller shall be responsible for all amounts due to remove the Property from any special assessment for farm use, forest, open space, or other classification, which amounts shall be paid prior to or at the Closing.

5. Representations and Warranties.

5.1 By Buyer. As a material inducement for Seller's entry into and performance of this Agreement, Buyer warrants and represents that the facts set forth in this Section are true and correct as of the date hereof and shall be true and correct at all times during the Escrow and as of the Close of Escrow.

5.1.1 Buyer is a corporation duly organized, validly existing, and in good standing under Delaware law.

5.1.2 (a) Buyer has full right and authority to enter into and perform this Agreement; (b) each person

signing this Agreement for Buyer is authorized to so sign; (c) the execution, consent, or acknowledgment of no other party is necessary in order to validate Buyer's entry into and performance of this Agreement; (d) Buyer's entry into and performance of this Agreement do not violate any agreement binding on Buyer; and (e) this Agreement is a legal, valid, binding, and enforceable obligation of Buyer.

5.1.3 Buyer is not, and will not be, a person or entity with whom Seller is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 162 Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including without limitation, persons and entities named on the office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

5.2 By Seller. As a material inducement for Buyer's entry into and performance of this Agreement, Seller warrants and represents that the facts set forth in this Section are true and correct as of the date hereof and shall be true and correct at all times during the Escrow and as of the Close of Escrow and will survive the closing of Escrow.

5.2.1 Seller is a duly organized and validly existing corporation under the laws of the State of Washington, upon conversion will be a duly organized and validly existing corporation under the laws of the State of Washington, and has full right, power, and authority to enter into and perform its obligations under this Agreement, including the authority to convey the Property to Buyer. The execution, delivery, and performance of this Agreement by Seller have been duly authorized and approved by all requisite action of Seller. This Agreement is binding on and enforceable against Seller in accordance with its terms. No additional action, consent, or approval of any person, including any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in a breach of, default under, nor acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement, or other legal obligation to which Seller or the Property is subject.

5.2.2 Seller: (a) has not caused or authorized the presence, placement, generation, transportation, storage, release, treatment or disposal within or in the area of the Property of any Hazardous Substance in violation of any law, ordinance, rule, or regulation; and (b) has not received from any governmental authority any written notice relating to the presence, placement, generation, transportation, storage, release, treatment, or disposal within the Property of any Hazardous Substance. In addition, to Seller's knowledge: (x) there presently are not any Hazardous Substances or storage tanks (including underground storage tanks) within the Property; (y) the Property is not and has not been in violation of any applicable laws and regulations relating to Hazardous Substances; and (z) there is no pending or threatened litigation, proceedings, or investigations before any governmental entity or agency in which the presence, placement, generation, transportation, storage, release, treatment, or disposal within the Property of any Hazardous Substance has been alleged. There are no environmental encumbrances affecting the Property that might impede development of residential communities, including endangered species, vernal pools, waters of the United States, wetlands, archaeological

artifacts, or geological interests, and no portion of the Property is designated, or in the process of being designated, under any other law. To Seller's knowledge, there is no existing material latent physical defect or deficiency in the condition of the Property. "Hazardous Substance" as used in this Agreement means any matter which has been determined by any existing or proposed federal, state or local statute, law, enactment, ordinance, regulation, order, rule, or judicial decision to constitute a hazardous or toxic waste, substance, or material, or petroleum or petroleum derivatives. Seller has not received any written notice of any violation of any applicable laws, statutes, ordinances, or other governmental regulations with respect to the Property, including any Environmental Law.

5.2.3 Seller is not, and will not be, a person or entity with whom Buyer is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 162 Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including without limitation, persons and entities named on the office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

5.2.4 [Intentionally Omitted]

5.2.5 Except as disclosed in the Title Report, to Seller's knowledge, there are no encroachments on the Property, except for the Permitted Exceptions, nor any encroachments by improvements on the Property onto any adjoining property. Seller is not a party to, and the Property is not subject to, any recorded or unrecorded right of first refusal or option to purchase, negotiation or offer, or other agreement with respect to a purchase, sale, or other acquisition of the Property or any portion thereof or any interest therein by any third party and, except Buyer's rights pursuant to this Agreement, no other person or entity has any right to acquire all or any portion of the Property or any interest therein. Upon the Close of Escrow, no person or entity shall have any right to possession of the Property other than Buyer.

5.2.6 [Intentionally Omitted]

5.2.7 Neither Seller, nor any entity or person that directly or indirectly owns or controls Seller is bankrupt or insolvent under any applicable federal or state standard, nor has any such party filed for protection or relief under any applicable bankruptcy or creditor protection statute nor has any such party been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Seller is not entering into the transactions described in this Agreement with intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this Agreement at arms-length and the consideration to be paid represents fair value for the assets to be transferred.

5.2.8 To Seller's knowledge, there are no pending and served, or threatened, judicial, municipal, or similar suits, proceedings, claims, disputes, arbitrations, inspections, or investigations affecting or relating to the Property, or in which Seller or any of its affiliates, is or will be, a party by reason of any acquisition, ownership, financing, development, or disposition of the Property.

5.2.9 All contractors, subcontractors, laborers, and materialmen performing work upon, or furnishing labor or materials to improve or benefit, the Property have been, or will be, paid by Seller prior to the Closing, except any performing work on behalf of Buyer.

5.3 Change in Circumstance. None of the representations or warranties of Seller in this Agreement, or made in any document or instrument in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading. Seller shall not take any action or refrain from taking any action that causes any of the representations or warranties of Seller in this Agreement to become untrue. If Seller receives any notice or knowledge of anything affecting Seller's representations or warranties after the date of this Agreement, then Seller shall promptly notify Buyer in writing of the same. If Buyer receives written notice from Seller pursuant to this Section which contains anything that changes the representations and warranties contained in this Agreement prior to any Close of Escrow, and Seller has not taken any action and has not refrained from taking any action that caused such change, then Buyer may elect to either: (a) proceed to Close with knowledge of the facts or information, in which event Seller shall have no liability to Buyer with respect to these changes; or (b) terminate this Agreement and receive a refund of the Deposit.

5.4 No Merger. All representations and warranties, and all covenants that by their nature are intended to survive the Closing, in this Agreement shall survive the Closing and shall not merge into any instrument of conveyance delivered at the Closing. No Closing by Buyer shall be deemed to be a waiver by Buyer of any of the representations, warranties, or covenants of Seller. The effect of the representations and warranties made in this Agreement shall not be diminished, abrogated, or deemed to be waived by any inspections or investigations made by Buyer.

5.5 AS/IS. EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS AGREEMENT AND THE DEED, BUYER SHALL PURCHASE THE PROPERTY IN ITS "AS-IS" CONDITION AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY SELLER. Buyer acknowledges and agrees that, other than the representations and warranties expressly stated above in this Agreement and in any document executed by Seller pursuant to this Agreement, Seller has not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements, or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, or with respect to the Property. Buyer is a sophisticated party with experience conducting appropriate due diligence for its intended development of real property. Buyer acknowledges that it has performed, or prior to the Closing will perform, any and all inspections Buyer deems necessary or appropriate for Buyer to be satisfied with the acceptability of the purchase and sale and other transactions contemplated by this Agreement.

6. Covenants of Seller.

6.1 Covenants Applicable Before Close of Escrow or Termination. Beginning on the date of this Agreement and until the earlier of the last Close of Escrow or the termination of this Agreement unless stated otherwise, Seller agrees as follows:

6.1.1 Seller shall not use the Property in a manner which results in the release of any Hazardous Substance in any manner or quantity that would violate any Environmental Law in, on, or around, or

which may potentially affect any part of the Property or in the soil, groundwater, or soil vapor on or under the Property, or the migration of any known Hazardous Substance from or to any other property adjacent to or in the vicinity of the Property. Seller shall not use, generate, manufacture, produce, store, or release, on, under, or about the Property, or transfer to or from the Property, any Hazardous Substance or permit any third party to do any of the foregoing with respect to the Property, except Hazardous Substances normally used in the maintenance and landscaping on the Property in accordance with applicable law. Seller shall comply at its sole expense and shall require all occupants of the Property to comply with all environmental laws governing or applicable to Hazardous Substances.

6.1.2 Seller shall maintain the Property or cause it to be maintained in the same state of repair as existed as of the Effective Date. Seller shall not commit waste with respect to the Property. Seller shall do or cause to be done all reasonable things within its control to preserve intact and unimpaired any and all rights of way, easements, grants, appurtenances, privileges, and licenses in favor or constituting any portion of the Property. This covenant shall survive the Close of Escrow.

6.1.3 Seller shall not enter into any lease, or any management, leasing, or maintenance repair, service, or supply contracts, or any other contract relating to or affecting the Property, or any amendment or modification of the foregoing, which shall be binding upon the Property or Buyer subsequent to the Close of Escrow or that will otherwise affect the use, operation, or enjoyment of the Property subsequent to the Close of Escrow, without obtaining Buyer's prior written approval, which may be withheld in its sole discretion. Seller shall not agree to the establishment of any district or governmental or quasi-governmental body with power to tax or assess the Property or agree to the annexation of the Property to any such body.

6.1.4 Seller agrees to execute and deliver to Buyer any and all customary documents reasonably necessary or desirable for and to cooperate in any environmental review process regarding Buyer's intended development of the Property, provided Seller incurs no expense, other than Seller's expense to review such documents, or liability as a result of any such actions or documents.

6.1.5 All contractors, subcontractors, laborers, and materialmen performing work upon, or furnishing labor or materials to improve or benefit, the Real Property on behalf of Seller have been, or will be paid in full before the Close of Escrow. Seller will execute reasonably acceptable affidavits and indemnification agreements with the Title Company to eliminate from the owner's Title Policy any exceptions for filed or unfiled mechanic's liens.

6.2 Actions Requiring Consent of Buyer. Notwithstanding any provision of this Agreement to the contrary, Seller shall not take any of the following actions without the prior written consent of Buyer from and after the date of this Agreement, which consent may be given or withheld in Buyer's sole and absolute discretion, except as necessary to permit Seller to comply with its respective obligations under this Agreement or applicable laws: (i) grant access, license, or use rights to the Property to any person other than Buyer; (ii) alter in any manner the physical condition of the Property; (iii) construct or install, or permit to be constructed or installed, any improvements on the Property; (iv) agree or negotiate to sell, convey, assign, transfer, or otherwise dispose of any interest of any nature in the Property; (v) enter into any agreement pertaining to the use of water from any wells or affecting any water rights of any nature or origin appurtenant to the Property; or (vi) take any

other action that would have a material adverse impact on the Property.

7. Default and Remedies.

7.1 Default. The failure of either party to perform any act to be performed by such party or to refrain from performing any act prohibited hereby shall be a "Default" by such party if such failure continues for ten (10) days after written notice by the non-defaulting party.

7.2 Remedies.

7.2.1 Default by Buyer. BY PLACING THEIR INITIALS AT THE END OF THIS SECTION, BUYER AND SELLER AGREE THAT: (A) IF BUYER FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT BY REASON OF BUYER'S BREACH OF THIS AGREEMENT, OR FAILS TO PROVIDE ANY NOTICE TO SELLER HEREUNDER, AND IF WITHIN TEN (10) DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM SELLER, BUYER FAILS TO CURE SUCH DEFAULT OR PROVIDE THE REQUIRED NOTICE, THEN SELLER'S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY; AND (B) BECAUSE OF THE NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX SELLER'S ACTUAL DAMAGES IF SUCH A BREACH OCCURS AND THAT THEREFORE THE AMOUNT OF LIQUIDATED DAMAGES SPECIFIED ABOVE SHALL BE PRESUMED TO BE THE AMOUNT OF DAMAGES SELLER WOULD SUSTAIN BY REASON OF SUCH A BREACH AND REPRESENTS A REASONABLE ESTIMATE OF THOSE DAMAGES; AND SELLER WAIVES ALL RIGHTS TO OBTAIN BUYER'S SPECIFIC PERFORMANCE. PAYMENT TO SELLER UNDER THIS SECTION 7.2.1 IS NOT INTENDED BY BUYER OR SELLER AS A FORFEITURE OR PENALTY. NOTWITHSTANDING THE FOREGOING, THIS SECTION 7.2.1 SHALL NOT LIMIT BUYER'S OBLIGATIONS OR SELLER'S RIGHTS PURSUANT TO SECTION 2.2.

DS BS
Buyer's Initials

SF
Seller's Initials

7.2.2 Default by Seller. Upon the occurrence of any Default by Seller, Buyer may seek any of the following remedies: (i) Buyer shall be entitled to file an action for damages actually suffered by Buyer by reason of Seller's Default (including, but not limited to, attorneys' fees, engineering fees, fees of environmental consultants, appraisers' fees, and accountants' fees incurred by Buyer in connection with this Agreement and any action hereunder), or terminate this Agreement, and receive a return of the Deposit and the parties shall thereupon be released from all further obligations hereunder, except those which are expressly stated to survive termination, or both; or (ii) seek specific performance of Seller's obligations hereunder and Buyer shall be entitled to recover from Seller its reasonable attorneys' fees and costs associated with such action. In the event the court refuses to award Buyer specific performance because Seller has engaged in an act which has the effect of making it impossible for the court to award specific performance, Buyer shall also be entitled to damages under (i) above.

8. Condemnation and Destruction. Prior to the Closing Date, the entire risk of loss due to condemnation or damage by tornado, flood, earthquake, hurricane, landslide, fire, or any other casualty shall be borne and assumed by Seller. If, prior to a Closing, all or any portion of a lot composing the Real Property (each, a "Lot") is either: (i) taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated); or (ii) damaged or destroyed by tornado, flood, earthquake, earth movement, subsidence, hurricane, landslide, fire, or any other casualty (each affected Lot is an "Affected Homesite"), Seller shall notify Buyer of such fact or if Buyer otherwise learns of such fact, then in any event Buyer shall have the option (which election by Buyer shall be set forth in a notice from Buyer to Seller given not later than thirty (30) days after receipt of Seller's notice): (a) to terminate this Agreement, in which event the Deposit shall be refunded to Buyer, and the parties shall be relieved of any further liability or obligation under this Agreement, except for such obligations that expressly survive termination; or (b) to purchase all of the Lots composing the Real Property (including the Affected Homesites), in which event Seller shall assign and turn over to Buyer at the Closing, and Buyer shall be entitled to receive and keep, all amounts awarded or to be awarded as the result of such taking, or all insurance proceeds received or to be received as a result of such casualty, as applicable.

9. Notices. Any notice, request, demand, or other communication given or required to be given hereunder ("notice") shall be in writing and sent via email with respect to notices further to Sections 1.4, 2.4, 2.5, and 2.6 only, and, for all other notices, to the attention of the parties set forth below, personally delivered, or sent by United States registered or certified mail, return receipt requested, postage prepaid, or sent by a nationally recognized courier service such as Federal Express, addressed as follows:

BUYER:	Lennar Northwest Inc. Attn: Hannah Fox and Andrew Zinniger 33455 6th Avenue South, Suite 1-B Federal Way, WA 98003 Email: hannah.fox@lennar.com and andrew.zinniger@lennar.com
WITH A COPY TO:	Lennar Northwest, Inc. Attn: Randal A. Johnson 11807 NE 99th Street, Suite 1170 Vancouver, WA 98682 Email: randy.johnson@lennar.com
SELLER:	Harbor Custom Development, Inc. Attn: Sterling Griffin 11505 Burnham Drive, Suite 301 Gig Harbor, WA 98332 Email: sterling@harborcustomhomes.com
WITH A COPY TO:	Jeffrey B. Habersetzer General Counsel Harbor Custom Development, Inc. 11505 Burnham Dr. Suite 301

Gig Harbor, WA 98332
Email: jhabersetzer@harborcustomdev.com

ESCROW AGENT: At the address in Section 1.6

Delivery of any notice shall be deemed made on the date sent by email, of its actual delivery to the address of the addressee, if personally delivered, and on the date indicated in the return receipt or courier's records as the date of (first attempted) delivery to that address, if sent by mail or courier.

10. General Provisions.

10.1 Time-Periods. The time-periods in this Agreement shall be computed by excluding the first and including the last day. Except as otherwise provided herein, all time-periods measured by days in this Agreement shall be measured by calendar days and, if the last day in that period is a Saturday, Sunday, or legal holiday, then the last day of the period shall be deemed to be the next following business day.

10.2 Terms. The defined terms in this Agreement apply equally to the singular and plural forms thereof. Whenever the context requires, any pronoun includes the masculine, feminine, and neuter forms. The words "person" and "party" include individuals, corporations, limited liability companies, partnerships, trusts, and other entities and associations. The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation." The words "approval," "consent" and "notice" are deemed to be preceded by the word "written." The word "herein" shall refer to this entire Agreement and not to the Section in which it appears.

10.3 Interpretation. Each party and its counsel have reviewed and revised this Agreement and any rule of contract interpretation to the effect that ambiguities or uncertainties are to be interpreted against the drafting party or the party who caused it to exist shall not be employed in the interpretation of this Agreement or any document executed in connection herewith.

10.4 No Partnership. This Agreement shall not be construed as creating a partnership or joint venture between Seller and Buyer or between either of them and any third party or cause either of them to be responsible in any manner for the other's or any third party's debts or obligations.

10.5 Commissions. Buyer and Seller each represent and warrant to the other that, other than Broker, no party has been engaged by it or entitled to a commission, fee, or other compensation as a broker, agent, or finder, licensed or otherwise, in connection with the transaction contemplated by this Agreement. Each party agrees to indemnify, defend, protect, and hold harmless the other party from and against all liability, damage, loss, cost, or expense (including attorneys' fees) arising out of such party's breach of the foregoing representation and warranty, or out of such party's breach of its obligation to its own brokers. This covenant shall survive the Close of Escrow.

10.6 Further Assurances. Buyer and Seller shall each promptly sign and deliver all additional documents and perform all acts reasonably necessary to perform its obligations and carry out the intent expressed in this Agreement.

10.7 Severability. If any part of this Agreement is invalid or unenforceable, then the remainder of this Agreement shall remain valid and enforceable and in force and effect.

10.8 No Waiver. A waiver by either party of a default by the other party is effective only if it is in writing and shall not be construed as a waiver of any other default.

10.9 No Beneficiaries. No party besides Buyer, Seller, their permitted successors and assigns, and Escrow Agent has any rights or remedies under this Agreement.

10.10 Incorporation. The exhibits attached hereto and referred to herein are incorporated into this Agreement.

10.11 Governing Law. This Agreement shall be enforced and interpreted under Washington's laws and judicial decisions.

10.12 Obligations. Each party's obligations hereunder are joint and several as to all parties comprising that party.

10.13 Headings. Section headings are for reference purposes only and do not affect this Agreement.

10.14 Time. Time is of the essence with respect to the performance by Buyer and Seller of each and every obligation under each and every provision of this Agreement.

10.15 Assignment. Buyer shall be permitted to assign its right, title, and interest in this Agreement.

10.16 No Disclosure. Seller shall use best efforts to not make or permit any public or private disclosure of the price or other terms of, or of the transaction contemplated by, this Agreement (except as required herein or by law) without Buyer's prior written consent, which consent may be withheld in Buyer's sole discretion; provided that the foregoing will not prevent or preclude Seller from sharing such information with Seller's accountants, attorneys, lenders, or consultants, nor in any public offering statement prepared by or on behalf of Seller in connection with any public stock offering.

10.17 Waiver of Jury Trial. The parties knowingly agree to a waiver of any trial by jury and all parties agree that sufficient consideration in this agreement has been provided to induce this specifically negotiated waiver of a right to a trial by jury.

10.18 Entire Agreement. This Agreement, including all attachments hereto which are hereby incorporated by reference: (a) is intended by the parties as the final expression and the complete and exclusive statement of their agreement with respect to the terms in this Agreement and any prior or contemporaneous agreements or understandings, oral or written, which may contradict, explain, or supplement these terms shall not be effective or admissible; (b) is binding upon and inures to the benefit of the parties and their successors and assigns; (c) may not be amended or modified except by a writing signed by the parties which expressly states that it amends this Agreement; and (d) may be signed in counterparts.

10.19 Attorneys' Fees. If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code), is instituted in connection with any controversy arising out of this Agreement or to interpret or enforce any rights or obligations hereunder, the substantially prevailing party shall be entitled to recover attorney, paralegal, accountant, and other expert fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the court at trial or on any appeal or review, in addition to

all other amounts provided by law.

10.20 Backup Offers. Seller shall continue to market the Property, subject to the terms of this Agreement. The existence of this Agreement shall be disclosed to any prospective purchasers of the Property. Seller may accept back-up offers expressly subject to this Agreement.

10.21 Intentionally Deleted.

10.22 1031 Exchange. Buyer acknowledges that Seller may desire to structure the sale of the Property as part of an exchange which qualifies for tax deferred treatment under Section 1031 of the Internal Revenue Code. Buyer shall cooperate with Seller in connection with that exchange; provided, however, that: (a) the cooperation shall be at no cost, expense, or liability to Buyer; (b) Buyer shall not be required to take title to any property other than the Property or undertake any liabilities, obligations, or risks not already undertaken under this Agreement; (c) Close of Escrow shall not in any event be delayed by reason of that exchange; and (d) nothing contained in this Section shall alter or affect Buyer's right to purchase the Property in accordance with the other provisions of this Agreement. Buyer's cooperation in connection with that exchange is solely as an accommodation to Seller and Seller shall indemnify, defend, protect, and hold harmless Buyer from and against all liability, damage, and costs (including attorneys' fees), incurred by Buyer as a result of that exchange or Buyer's cooperation therewith. Seller acknowledges that neither Escrow Agent nor Buyer assume any responsibility in connection with the qualification of this transaction as a tax deferred exchange under federal or state law.

10.23. The Property; Post-Closing Obligations of Buyer and Seller. "Improvements" shall mean all tangible personal property upon or used in connection with the Real Property or any improvements on the Real Property. "Personal Property" shall mean items of personal property installed in the Real Property and Improvements and all plans and specifications for physical work on or in connection with the Real Property and Improvements thereon, if any. "Intangibles" shall mean: (i) all assignable existing warranties and guaranties (express or implied) issued in connection with the Real Property, Improvements, or Personal Property, if any; (ii) to the extent presently assignable, all entitlements, development rights, permits, marks, marketing materials, logos, and names relating to the Real Property and Improvements, if any; (iii) all rights to use of plans and specifications for the Real Property and Improvements, if any; (iv) at the Closing, all Declarant's rights under any CC&Rs solely to the extent affecting the Real Property being conveyed at the Closing, excluding any rights under such CC&Rs to the extent affecting property other than the Real Property being so conveyed, if any; (v) all rights to reimbursements and credits pertaining to the Real Property, including without limitation, all those from any governmental or quasi-governmental jurisdiction or utility (the "Reimbursements"), if any; (vi) all rights to development impact fee credits pertaining to the Real Property and the development thereof ("Fee Credits"), if any; (vii) all of the rights of Seller pursuant to any development agreement affecting the Real Property and its development), if any; and (viii) present and future claims, settlements, actions, and suits against any engineers, surveyors, consultants, contractors, subcontractors, suppliers, governmental agencies, or any other parties in connection with any work relating to the Property (collectively "Claims"). The conveyance of the Property to Buyer shall include the transfer and assignment to Buyer of all of Seller's right, title, and interest in and to the Property and the Materials and all related contractual rights, maps, permits, development rights, appurtenant easements and rights of way, all warranty rights as to services provided or improvements constructed by consultants, contractors, and suppliers, all growing crops, water and water rights,

connected with the Property, and all other entitlements and vested and unvested rights to develop and market the Property.

With respect to subparagraph (v) above, Seller shall not be under any obligation to initiate or otherwise apply to Puget Sound Energy for service connection refunds relating to the Property, provided that from and after Closing, Seller shall cooperate reasonably with Buyer, at Buyer's expense, in applying for or otherwise seeking such refunds. This obligation shall survive Closing.

Following the Closing, Buyer shall comply with all of the requirements imposed by the State of Washington Department of Ecology with respect to the stormwater discharge permit issued with respect to the Soundview Estates Project (including without limitation, monitoring and reporting, if required), to the extent such requirements apply to the Property. This obligation shall survive Closing.

10.24 Effective Date. The "Effective Date" shall be the date Escrow Agent receives a fully signed original or counterparts of this Agreement and Escrow Agent enters the Effective Date above. Escrow Agent shall promptly notify Buyer and Seller in writing of the Effective Date.

10.25 Washington Law Provisions.

10.25.1 Buyer waives the right to receive a seller disclosure statement to the extent applicable in accordance with RCW 64.06, except for the delivery of the completed form of attached Exhibit "B".

10.25.2 Except as otherwise provided herein, Buyer and Seller waive the right to have the Escrow Agent disburse closing funds necessary to satisfy unpaid utility charges affecting the Property in accordance with RCW 60.80.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

SELLER:

Harbor Custom Development, Inc.,
a Washington corporation

By: [signature]
Name: Sterling Griffin
Title: President

BUYER:

Lennar Northwest, Inc.,
a Delaware corporation

DocuSigned by:
By: Bill Salvesen
Name: Bill Salvesen
Title: VIce President

ESCROW AGENT ACCEPTANCE:

The Escrow provided for in the foregoing Agreement is hereby accepted by Escrow Agent as of __________, 2020, which date shall be the date that the "Escrow" is deemed to have been opened and shall be entered by Escrow Agent as the Effective Date above.

Chicago Title Insurance Company

[signature]
Printed Name: Katie Brazel
Escrow Number: 500112929
Date Opened: 11-18-2020

LIST OF EXHIBITS

A. Legal Description
B. Environmental Disclosure
C. Assignment and Bill of Sale
D. Approved Lot Layout
E. Promissory Note

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

SELLER:

Harbor Custom Development, Inc.,
a Washington corporation

By: Sterling Griffin
Name: Sterling Griffin
Title: President

BUYER:

Lennar Northwest, Inc.,
a Delaware corporation

DocuSigned by:
By: Bill Salvesen
Name: Bill Salvesen
2A8E9134B4CF46F...
Title: VIce President

ESCROW AGENT ACCEPTANCE:

The Escrow provided for in the foregoing Agreement is hereby accepted by Escrow Agent as of __________, 2020, which date shall be the date that the "Escrow" is deemed to have been opened and shall be entered by Escrow Agent as the Effective Date above.

Chicago Title Insurance Company

____
Printed Name: ______________________
Escrow Number: ____________________
Date Opened: ______________________

LIST OF EXHIBITS

A. Legal Description
B. Environmental Disclosure
C. Assignment and Bill of Sale
D. Approved Lot Layout
E. Promissory Note

EXHIBIT "A"

LEGAL DESCRIPTION

Lots 1 through 22, and 79 through 106 (inclusive) of SOUNDVIEW ESTATES, as shown on a Boundary Line Adjustment recorded under Auditor's File No. 201911050141 and re-recorded under AFN 201811080105.

EXHIBIT "B"

ENVIRONMENTAL DISCLOSURE

			6. ENVIRONMENTAL
[ ] Yes	[X] No	[ ] Don't know	A. Has there been any flooding, standing water, or drainage problems on the property that affect the property or access to the property?
[ ] Yes	[X] No	[ ] Don't know	*B. Is there any material damage to the property from fire, wind, floods, beach movements, earthquake, expansive soils, or landslides?
Slopes [X] Yes	[ ] No	[ ] Don't know	*C. Are there any shorelines, wetlands, floodplains, or critical areas on the property?
[ ] Yes	[X] No	[ ] Don't know	*D. Are there any substances, materials, or products in or on the property that may be environmental concerns, such as asbestos, formaldehyde, radon gas, lead-based paint, fuel or chemical storage tanks, or contaminated soil or water?
[ ] Yes	[X] No	[ ] Don't know	*E. Is there any soil or groundwater contamination?
[ ] Yes	[X] No	[ ] Don't know	*F. Has the property been used as a legal or illegal dumping site?
[ ] Yes	[X] No	[ ] Don't know	*G. Has the property been used as an illegal drug manufacturing site?

EXHIBIT "C"

ASSIGNMENT AND BILL OF SALE

Harbor Custom Homes, Inc, a Washington corporation ("Assignor"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns, transfers, sets over and conveys Lennar Northwest, Inc., a Delaware corporation ("Assignee"), all of Assignor's right, title and interest in and to the Real Property, including, without limitation: (i) all appurtenant rights to the Real Property, including privileges, tenements, estates, interests and easements; (ii) all buildings and improvements on and under the Real Property; (iii) to the extent assignable, all governmental, licenses, permits, approvals, certificates of occupancy, applications, subdivision plats or maps, entitlements, certificates, rights under development agreements, school fee mitigation agreements, building permit and development allocations, and any other declarant or development rights relating to the Real Property; (iv) all utility and other licenses, permits and other approvals that are in effect for the current use and operation of the Real Property; (v) all plans and specifications relating to the Real Property or improvements, and all engineering, environmental, soil, seismic and geologic reports, studies and certificates and other documents relating solely to the Real Property or improvements; (vi) to the extent assignable, all warranties and guaranties relating to the Real Property or improvements; (vii) the Reimbursements, Fee Credits and other Intangibles; (viii) all tangible personal property and fixtures owned by Assignor and located on or attached to the Real Property; (ix) all of Assignor's right, title and interest in, to and under any and all declarations and other similar documents pursuant to which Assignor has any rights as a developer, declarant or the like, or any rights under any property owner's association, architectural control committee or the like; and (x) Claims.

All capitalized terms not defined herein shall have the meanings given to them in that certain Purchase and Sale Agreement dated March ___, 2020, between the Assignor, as Seller, and the Assignee, as Buyer.

TO HAVE AND TO HOLD the same unto Assignee and its successors and assigns forever.

[SIGNATURE ON THE FOLLOWING PAGE]

Dated as of ____ day of ___________, 20__.

Harbor Custom Development, Inc.,
a Washington corporation

By: ________________________
Name: ______________________
Title: ______________________

STATE OF __________________)
) ss.
COUNTY OF ________________)

I certify that I know or have satisfactory evidence that ______________ is the person who appeared before me, and said person acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the ________________ of ______________, a Washington corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: ___________ ____, 20___.

____
Print Name ____________________________
Notary Public in and for the State of_____________,
Residing at ____________________________
My commission expires ____________________

EXHIBIT "D"

APPROVED LOT LAYOUT



LENNAR®
WERNER ROAD · PHASE: 6
ROAD B
PHASE 4
PHASE 3
PHASE 5

EXHIBIT "E"

FORM OF PROMISSORY NOTE

See Attached.

EARNEST MONEY NOTE

$875,000.00

Federal Way, Washington
November ___, 2020

Lennar Northwest, Inc., a Delaware corporation ("Maker"), is executing and delivering this Earnest Money Note ("Note") pursuant to that certain Purchase and Sale Agreement with an Effective Date of November ___, 2020, by and between Harbor Custom Development, Inc., a Washington corporation, as Seller, and Maker, as Buyer, the terms and conditions of which are incorporated herein by this reference (as may be amended from time to time, (the "Agreement"). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

FOR VALUE RECEIVED, Maker promises to pay to the order of Escrow Agent at the address specified for the Escrow Agent in the Agreement the sum of Eight Hundred Seventy-fiveThousand and No/100 Dollars ($875,000.00), with no interest thereon, on the "Maturity Date", which shall be five (5) business days after the date on which the following occurs (Check applicable box. If more than one box is checked, then it shall mean the latest of the following checked events to occur):

☒ Buyer's notice of approval of the Review.

Preliminary Plat Approval.

Engineering Approval.

Final Plat Recording.

Finished Lot Completion.

This Note is evidence of the obligation to pay Earnest Money subject to and payable pursuant to the terms and conditions of said Agreement.

If this Note shall be placed in the hands of an attorney for collection or if suit shall be brought to collect this Note, Maker promises to pay all reasonable costs of collection, including a reasonable amount of attorneys' fees.

If the Agreement terminates because Maker does not notify Seller of the approval of the Review as provided in Section 2.5 of the Agreement, this Note shall be null and void and shall be promptly returned to Maker.

This Note shall be construed and enforced in accordance with the internal laws of the State of Washington, and venue for any action to enforce or collect this Note shall be in the county in which the Property that is the subject of the Agreement is located.

Lennar Northwest, Inc., a Delaware corporation

By: ______________________
Name: ______________________
Title: ______________________

EXHIBIT "F"

DUE DILIGENCE MATERIALS